EXHIBIT 99.1

Financial Results Third Quarter 2003 October 16, 2003

Forward-looking statement disclosure Certain statements made by management in this presentation are not statements of historical fact, but are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Additional discussion of factors that could cause actual results to differ materially from projections, forecasts, estimates and expectations is contained in the third quarter 2003 earnings release and respective SEC filings, including the 2002 Annual Report on Form 10-K and Form 8-K dated October 16, 2003.

Union Planters Corporation Summary income statement information Efficiency ratio calculated excluding amortization of mortgage servicing rights and all intangibles Dollars in thousands except per share information

Balance sheet Selected average daily balances for the quarter; dollars in thousands

Trends in UPC's loan portfolio Dollars in billions; average daily balance for quarter Percentages calculated on average balances; numbers may vary due to rounding -24.1% +44.9% -14.3% +0.3%

Deposit trends Transaction deposits grow as a result of "Free Money" promotion; money markets decline as promotional rates roll off Dollars in billions; average daily balance for quarter Transaction deposits include all interest-bearing and noninterest-bearing DDA balances Time deposits include all time deposits and time deposits greater than $100,000 Core deposits include total deposits less time deposits greater than $100,000 Percentages calculated on average balances; numbers may vary due to rounding +13.3% +19.8% -12.0% +6.1%

Credit quality trends Nonperforming assets declined for the fourth straight quarter and are at the lowest level since Quarter 1, 2001 Dollars in millions; percentages represent nonperforming assets as a percentage of loans and foreclosed properties -29.8%

Net interest income Percentages represent fully taxable-equivalent net interest margin (tax-equivalent adjustment of $6.1 million, $5.4 million and $5.2 million, respectively; a 35% effective tax rate is assumed for all periods) Net interest income in thousands of dollars

Noninterest income Dollars in thousands; percentages in graph represent reported noninterest income as % of total revenue on a fully taxable-equivalent basis; arrows represent growth in noninterest income between the periods represented here +5.1%

Efficiency ratio Increase from prior periods primarily a result of mortgage-related, volume-driven spend Excludes the amortization of mortgage servicing rights and all intangibles

Continued capital strength Facilitates continued execution of share repurchase program *Estimated Quarter 3, 2003 Tier-one capital ratio. Selected peer group includes: STI, ASO, CBSS, HBAN, SOTR, RF, NCF, CNB, HIB